Exhibit 99.1

MEDIA CONTACT:
INVESTOR CONTACT:	Ted Gartner
Kerri Thurston	Phone | 913/397-8200
Phone | 913/397-8200	E-Mail | media.relations@garmin.com
E-Mail | investor.relations@garmin.com

Garmin Reports Third Quarter Results with Revenue and Operating Income Growth in
Outdoor/Fitness, Aviation and Marine Segments

Schaffhausen, Switzerland/November 3, 2010/Business Wire

Garmin Ltd. (Nasdaq: GRMN - news) today announced third quarter results for the period ended September 25, 2010.

Third Quarter 2010 Financial Summary:

•	Total revenue of $692 million, down 11% from $781 million in third quarter 2009 with three segments posting growth:
•	Automotive/Mobile segment revenue decreased 19% to $442 million
•	Outdoor/Fitness segment revenue increased 9% to $144 million
•	Aviation segment revenue increased 4% to $60 million
•	Marine segment revenue increased 1% to $46 million
•	Geographically, Asia continued to contribute growth in third quarter 2010 while North America and Europe declined:
•	North America revenue was $413 million compared to $503 million, down 18%
•	Europe revenue was $216 million compared to $237 million, down 9%
•	Asia revenue was $63 million compared to $41 million, up 54%
•	Units shipped decreased 1% year-over-year to 3.8 million units
•	Gross margin was 50% in the current quarter a slight decline compared to 52% in third quarter 2009
•	Operating margin declined year-over-year to 24% compared to 30% in third quarter 2009
•
Diluted earnings per share (EPS) increased 34% to $1.43 from $1.07 in third quarter 2009; pro forma diluted EPS decreased 31% to $0.70 from $1.02 in the same quarter in 2009. (Pro forma EPS excludes the impact of foreign currency transaction gain or loss and one-time tax adjustments.)

•	Free cash flow generation of $195 million in third quarter 2010 for a cash and marketable securities balance of almost $1.9 billion.

Year-to-Date 2010 Financial Summary:

•	Total revenue of $1.85 billion, down 2% from $1.89 billion year-to-date 2009
•	Automotive/Mobile segment revenue decreased 11% to $1.11 billion
•	Outdoor/Fitness segment revenue increased 22% to $389 million
•	Aviation segment revenue increased 6% to $191 million
•	Marine segment revenue increased 13% to $162 million
•	Europe and Asia contributed revenue growth, while North America declined:
•	North America revenue was $1.11 billion compared to $1.20 billion, down 8%
•	Europe revenue was $588 million compared to $577 million, up 2%
•	Asia revenue was $155 million compared to $105 million, up 47%
•	Gross margin increased to 52% in 2010 compared to 51% in 2009
•	Operating margin decreased slightly on a year-over-year basis to 24% compared to 26% in 2009
•
Diluted EPS increased 7% to $2.27 from $2.12 in year-to-date 2009; pro forma diluted EPS decreased 9% to $1.91 from $2.10 in year-to-date 2009.  (Pro forma EPS excludes the impact of foreign currency transaction gain or loss and one-time tax adjustments.)

•	Free cash flow generation of $563 million year-to-date.

Business highlights:

•	Posted expanding gross and operating margins in the outdoor/fitness, aviation and marine segments.
•	Sold 3.8 million units in the third quarter of 2010, with unit growth in all business segments except automotive/mobile.
•	Acquired MetriGear, the creator of a pedal-based power solution for cycling which will be integrated with the Edge® family of cycling computers.
•	Announced a series of aviation products and certifications which position us well for future growth as the aviation industry recovers.
•	Selected by the American Boatbuilders Association as a Preferred Supplier of Choice.
•	Repurchased 4.3 million shares of GRMN during the third quarter.

Executive overview from Dr. Min Kao, Chairman and Chief Executive Officer:

“In the third quarter, we saw continued traction for many of our growth strategies resulting in revenue growth in three of our four segments,” said Dr. Min Kao, chairman and chief executive officer of Garmin Ltd. “While we are not satisfied with the overall results, the strong operating income performance in outdoor/fitness, aviation and marine are positive indicators for the long-term profitability of Garmin.

Our auto/mobile segment posted a 19% revenue decline in the third quarter as we faced an extremely difficult comparison to third quarter 2009 when we refreshed the full PND line-up.  We also continued to incur significant losses in our mobile handset division.  While PND pricing improved sequentially in the third quarter, the comparison to a very strong average selling price (ASP) in 2009 led to a 15% ASP decline year-over-year.  Unit declines were single digits as declining market size was offset by increases in market share.  OEM initiatives provided triple digit growth in the quarter partially offsetting the impact of the PND market.  We continue to invest to capitalize on the growing OEM in-dash opportunity.  We are pleased to have an expanded presence in the Chrysler 2011 vehicle line-up including the Jeep Grand Cherokee and Dodge Charger, as well as many others, which we look forward to sharing more details about soon.  We are working to secure similar deals around the globe.

During the quarter, we thoroughly analyzed the rapidly changing dynamics of the smartphone market and concluded that we cannot reach the scale necessary to effectively compete in the industry. While this was clearly not the desired outcome, we must be prudent with our ongoing investment in the category and have therefore redeployed research and development resources internally, winding down our investment in mobile handset device development.  Those resources are now actively engaged in segments and strategies where we are experiencing growth including fitness, marine OEM, and auto OEM.  We have also begun development of mobile applications for the smartphone market.

The outdoor/fitness segment continued its strong performance with 9% revenue growth and 28% operating income growth due to the outstanding margin performance.   The fitness business continues to have significant momentum as we approach the holiday season and we are anticipating many promotions focused on this category.  To further enhance our position in the cycling market, we recently acquired MetriGear, whose pedal-based power solution will be incorporated with our Edge family of products to deliver the most effective cycling computer suite on the market.  This acquisition highlights our goal to offer a broad portfolio of products for both the competitive athlete and the recreational fitness participant, which will allow us to capture a growing percentage of the market.

The aviation segment posted revenue growth of 4%, with operating income growth of 40% due to margin expansion, as we have continued to complete certifications and win new customers.  We are confident in our position in this segment and our ability to post long-term growth.  This is underscored by recent product announcements and OEM wins including Garmin ESP (Electronic Stability and Protection system) and the retrofit certification for the KingAir 300 and 350 series.  Finally, we were excited to announce with Cessna the selection of the G5000 for the upcoming Cessna Citation Ten, a Part 25 business jet.  This is the culmination of much research and development effort and is reflective of our growing reputation as a contender in the business jet avionics market.

The marine segment posted revenue growth of 1% but with strong margin performance, operating income grew 33%.  After a strong second quarter, the industry weakened as reported by many of our retail and OEM partners.  While it is disappointing to see recovery in the industry falter, we are continuing to forge ahead with our growth strategies as the long-term profit potential for the segment is solid.  As affirmation of our growing OEM presence, we were selected by the American Boatbuilders Association as a Preferred Supplier of Choice.  This selection improves our standing with 13 member OEMs who collectively produce more than 15% of all boats 16 feet or larger in North America.”

Financial overview from Kevin Rauckman, Chief Financial Officer:

“Growth in revenues and margins for our non-PND segments are a positive result of our diversified business model,” said Kevin Rauckman, Chief Financial Officer of Garmin Ltd.  “With continued revenue growth in outdoor/fitness, aviation and marine and margin expansion in those segments, they contributed 60% of operating income collectively in the quarter.   Unfortunately, it was not enough to offset the level of decline in our auto/mobile segment.

Gross margin for the overall business in the third quarter was 50% with all segments, except auto/mobile, posting year-over-year margin improvement.  The gross margin gains in outdoor/fitness, aviation and marine were primarily due to a stable pricing environment while product mix shifted toward higher margin units.

Operating margin in the third quarter was 24%.  Total operating expenses increased by $5 million on a year-over-year basis with research and development expenses up $14 million.   Offsetting reductions occurred in selling, general and administrative and advertising expenses which declined by $5 and $5 million, respectively.  We are focusing significant efforts on appropriately reducing costs in the organization as the PND market matures.

In the quarter, we also released significant income tax reserves recorded in 2006 to 2008 due to the completion of reviews by certain tax authorities.  The reserve reversal contributed $0.59 to diluted earnings per share.  Excluding the reserve reversal, the effective tax rate in the quarter was 22%.  The increased rate was primarily driven by an unfavorable mix of income among taxing jurisdictions.  We generated $195 million of free cash flow in the third quarter of 2010 resulting in a cash and marketable securities balance of almost $1.9 billion at the end of the quarter.”

2010 Full-Year Guidance

Updated Full Year
Revenue	$2.65 – $2.75B
Gross Margin	49 – 50%
Operating Income	$640M – $680M
Operating Margin	24 – 25%
EPS (Pro Forma)	$2.70 – $2.90

We now expect revenue in 2010 between $2.65 and $2.75 billion. We anticipate both gross and operating margins to decline from the excellent margins generated in 2009 but at a much slower rate than had been earlier anticipated. These factors, combined with the increased effective tax rate, result in a forecasted 2010 EPS of $2.70-$2.90.

Non-GAAP Measures

Pro Forma net income (earnings) per share

Management believes that net income per share before the impact of foreign currency translation gain or loss and other one-time items is an important measure.  The majority of the Company’s consolidated foreign currency gain or loss results from transactions involving the Euro, the British Pound Sterling and the Taiwan Dollar and from the exchange rate impact of the significant cash and marketable securities, receivables and payables held in U.S. dollars at the end of each reporting period by the Company’s various non U.S. subsidiaries.  Such gain or loss is required under GAAP because the functional currency of the subsidiaries differs from the currency in which various assets and liabilities are held.  However, there is minimal cash impact from such foreign currency gain or loss.  Accordingly, earnings per share before the impact of foreign currency translation gain or loss allow an assessment of the Company’s operating performance before the non-cash impact of the position of the U.S. Dollar versus other currencies, which permits a consistent comparison of results between periods.

The following table contains a reconciliation of GAAP net income per share to pro forma net income per share.

Garmin Ltd. And Subsidiaries
Net income per share (Pro Forma)
(in thousands, except per share information)

	13-Weeks Ended		39-weeks Ended
	Sept 25,	Sept 26,	Sept 25,	Sept 26,
	2010	2009	2010	2009

Net Income (GAAP)	$279,552	$215,133	$451,696	$425,542
Foreign currency (gain) / loss, net of normalized tax effects	$(27,784)	$(9,848)	$43,745	$(3,689)
One-time tax adjustment	$(114,605)	-	$(114,605)	-
Net income (Pro Forma)	$137,162	$205,285	$380,836	$421,853

Net income per share (GAAP):
Basic	$1.44	$1.07	$2.28	$2.12
Diluted	$1.43	$1.07	$2.27	$2.12

Net income per share (Pro Forma)
Basic	$0.71	$1.02	$1.93	$2.11
Diluted	$0.70	$1.02	$1.91	$2.10

Weighted average common shares outstanding:
Basic	194,482	200,546	197,785	200,398
Diluted	195,305	201,599	198,891	201,038

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow less capital expenditures for property and equipment.

The following table contains a reconciliation of GAAP net cash provided by operating activities to free cash flow.

Garmin Ltd. And Subsidiaries
Free Cash Flow
( in thousands)

	13-Weeks Ended		39-weeks Ended
	Sept 25,	Sept 26,	Sept 25,	Sept 26,
	2010	2009	2010	2009

Net cash provided by operating activities	$204,348	$292,867	$586,215	$848,555
Less: purchases of property and equipment	$(9,763)	$(12,098)	$(22,983)	$(35,441)
Free Cash Flow	$194,585	$280,769	$563,232	$813,114

Earnings Call Information

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, November 3, 2010 at 10:30 a.m. Eastern
Where:	http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
How:	Simply log on to the web at the address above or call to listen in at
888-747-4666 or 913-312-1481.
Contact:	investor.relations@garmin.com

An archive of the live webcast will be available until December 3, 2010 on the Garmin website at http://www.garmin.com.  To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business.  Any statements regarding the company’s estimated earnings and revenue for fiscal 2010, the Company’s expected segment revenue growth rate, margins, the number of new products to be introduced in 2010 and the company’s plans and objectives are forward-looking statements.  The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 27, 2009 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983).  A copy of Garmin’s 2009 Form 10-K can be downloaded from

http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

The global leader in satellite navigation, Garmin Ltd. and its subsidiaries have designed, manufactured, marketed and sold navigation, communication and information devices and applications since 1989 – most of which are enabled by GPS technology.  Garmin’s products serve automotive, mobile, wireless, outdoor recreation, marine, aviation, and OEM applications. Garmin Ltd. is incorporated in the Schaffhausen, Switzerland, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200.

Garmin and Edge are registered trademarks of Garmin Ltd. or its subsidiaries.   All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share information)

	(Unaudited)
	Sept 25,	December 26,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$1,235,965	$1,091,581
Marketable securities	21,920	19,583
Accounts receivable, net	524,924	874,110
Inventories, net	494,354	309,938
Deferred income taxes	58,428	59,189
Prepaid expenses and other current assets	35,807	39,470

Total current assets	2,371,398	2,393,871

Property and equipment, net	427,856	441,338

Marketable securities	639,118	746,464
Restricted cash	956	2,047
Licensing agreements, net	2,059	15,400
Noncurrent deferred income tax	20,499	20,498
Other intangible assets, net	196,132	206,256

Total assets	$3,658,018	$3,825,874

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$194,894	$203,388
Salaries and benefits payable	37,299	45,236
Accrued warranty costs	44,023	87,424
Accrued sales program costs	57,557	119,150
Deferred revenue	61,731	27,910
Accrued advertising expense	19,505	34,146
Other accrued expenses	111,559	143,568
Income taxes payable	42,959	22,846

Total current liabilities	569,527	683,668

Deferred income taxes	11,255	10,170
Non-current income taxes	154,853	255,748
Non-current deferred revenue	70,716	38,574
Other liabilities	1,418	1,267

Stockholders' equity:
Shares, CHF 10.00 par value, 2,080,774,180 shares authorized,
207,563,000 shares issued and 193,371,000 shares outstanding at September 25, 2010; Common stock, $.005 par value,
1,000,000,000 shares authorized, 200,274,000 shares issued and
outstanding at December 25, 2009	1,792,768	1,001
Additional paid-in capital	11,673	32,221
Treasury stock (4,192,000 shares at cost)	(123,563)	-
Retained earnings	1,136,374	2,816,607
Accumulated other comprehensive income/(loss)	32,997	(13,382)

Total stockholders' equity	2,850,249	2,836,447
Total liabilities and stockholders' equity	$3,658,018	$3,825,874

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended		39-Weeks Ended
	Sept 25,	Sept 26,	Sept 25,	Sept 26,
	2010	2009	2010	2009

Net sales	$692,364	$781,254	$1,852,196	$1,887,057

Cost of goods sold	348,344	371,512	885,615	929,706

Gross profit	344,020	409,742	966,581	957,351

Advertising expense	41,002	45,853	100,843	103,101
Selling, general and administrative expense	66,869	71,499	208,379	193,461
Research and development expense	69,512	55,507	205,332	166,795
Total operating expense	177,383	172,859	514,554	463,357

Operating income	166,637	236,883	452,027	493,994

Interest income	5,695	6,360	18,364	16,646
Foreign currency gains (losses)	35,527	11,752	(54,614)	4,478
Other	3,057	1,684	5,071	1,325
Total other income (expense)	44,279	19,796	(31,179)	22,449

Income before income taxes	210,916	256,679	420,848	516,443

Income tax provision (benefit)	(68,636)	41,546	(30,848)	90,901

Net income	$279,552	$215,133	$451,696	$425,542

Net income per share:
Basic	$1.44	$1.07	$2.28	$2.12
Diluted	$1.43	$1.07	$2.27	$2.12

Weighted average common
shares outstanding:
Basic	194,482	200,546	197,785	200,398
Diluted	195,305	201,599	198,891	201,038

Cash dividends declared per common share		$0.75	$1.50	$0.75

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	39-Weeks Ended
	Sept 25,	Sept 26,
	2010	2009
Operating Activities:
Net income	$451,696	$425,542
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	39,755	39,945
Amortization	32,471	25,945
Loss/(Gain) on sale of property and equipment	34	(6)
Provision for doubtful accounts	(3,104)	3,191
Deferred income taxes	260	(1,083)
Foreign currency transaction losses/(gains)	38,635	(26,936)
Provision for obsolete and slow moving inventories	14,406	17,309
Stock compensation expense	29,412	31,502
Realized losses/(gains) on marketable securities	1,022	110
Changes in operating assets and liabilities:
Accounts receivable	351,225	178,281
Inventories	(196,270)	43,340
Other current assets	13,964	(22,827)
Accounts payable	(13,051)	22,618
Other current and non-current liabilities	(261,132)	87,216
Deferred revenue	65,552	-
Income taxes payable	24,383	28,198
Purchase of licenses	(3,043)	(3,790)
Net cash provided by operating activities	586,215	848,555

Investing activities:
Purchases of property and equipment	(22,983)	(35,441)
Proceeds from sale of property and equipment	-	(7)
Purchase of intangible assets	(7,891)	(7,461)
Purchase of marketable securities	(413,312)	(626,155)
Redemption of marketable securities	534,500	110,751
Change in restricted cash	1,091	(103)
Net cash provided by/(used in) investing activities	91,405	(558,416)

Financing activities:
Proceeds from issuance of common stock from exercise of stock options	6,369	1,688
Proceeds from issuance of common stock from stock purchase plan	-	3,712
Stock repurchase	(223,378)	(1,908)
Dividends paid	(299,103)	-
Tax benefit related to stock option exercise	2,377	455
Net cash provided by/(used in) financing activities	(513,735)	3,947

Effect of exchange rate changes on cash and cash equivalents	(19,501)	21,342

Net increase in cash and cash equivalents	144,384	315,428
Cash and cash equivalents at beginning of period	1,091,581	696,335
Cash and cash equivalents at end of period	$1,235,965	$1,011,763

Garmin Ltd. And Subsidiaries
Revenue, Gross Profit, and Operating Income by Segment (Unaudited)

	Reporting Segments
	Outdoor/		Auto/
	Fitness	Marine	Mobile	Aviation	Total

13-Weeks Ended September 25, 2010

Net sales	$143,985	$46,086	$441,891	$60,402	$692,364
Gross profit	$94,519	$27,765	$179,270	$42,466	$344,020
Operating income	$68,158	$15,618	$66,588	$16,273	$166,637

13-Weeks Ended September 26, 2009

Net sales	$132,174	$45,426	$545,707	$57,947	$781,254
Gross profit	$82,886	$24,420	$263,653	$38,783	$409,742
Operating income	$53,430	$11,783	$160,053	$11,617	$236,883

39-Weeks Ended September 25, 2010

Net sales	$389,037	$161,710	$1,110,040	$191,409	$1,852,196
Gross profit	$251,843	$101,103	$479,381	$134,254	$966,581
Operating income	$169,485	$56,694	$172,117	$53,731	$452,027

39-Weeks Ended September 26, 2009

Net sales	$320,187	$143,641	$1,242,011	$181,218	$1,887,057
Gross profit	$204,526	$83,078	$542,910	$126,837	$957,351
Operating income	$132,351	$43,696	$271,370	$46,577	$493,994